Exhibit 5.1
[Letterhead of Maples and Calder]

Our ref	DLK\274965\4065347v13
Direct tel	+852 2971 3006
Email	derrick.kan@maplesandcalder.com
E-Commerce China Dangdang Inc.
4/F, Tower C, The 5th Square
No. 7 Chaoyangmen North Avenue
Dongcheng District, Beijing 100010
People’s Republic of China
6 December 2010
Dear Sirs
E-Commerce China Dangdang Inc.
We have acted as Cayman Islands legal advisers to E-Commerce China Dangdang Inc. (the “Company”) in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), originally filed with the Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended, on 17 November 2010, relating to the offering (the “Offering”) by the Company of 13,500,000 American Depositary Shares (the “ADSs”) each representing five Class A Common Shares of par value US$0.0001 each in the Company (the “New Shares”), and the sale by certain shareholders of the Company (the “Selling Shareholders”) of 6,050,000 ADSs, each representing five Class A Common Shares of par value US$0.0001 each in the Company (the “Sale Shares”), assuming full exercise of the underwriters’ over-allotment option.
We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

1	Documents Reviewed
For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:
1.1	The certificate of incorporation dated 7 January 2000 and the Certificate of Incorporation on Change of Name dated 21 June 2010.
1.2	The fifth amended and restated memorandum and articles of association of the Company as adopted by a special resolution passed on 15 November 2010 (the “Pre-IPO M&A”).
1.3	The sixth amended and restated memorandum and articles of association of the Company as conditionally adopted by a special resolution passed on 15 November 2010 and effective immediately upon the completion of the Company’s initial public offering of ADSs representing its Class A Common Shares on the New York Stock Exchange (the “IPO M&A”).

1.4	The written resolutions of the Board of Directors of the Company dated 13 November 2010 (the “Directors’ Resolutions”).
1.5	The minutes of the extraordinary general meeting of the shareholders of the Company held on 15 November 2010 (the “Minutes”).
1.6	A certificate from a Director of the Company addressed to this firm dated 17 November 2010 (the “Director’s Certificate”).
1.7	A certificate of good standing dated 16 November 2010, issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”).
1.8	The Registration Statement.

2	Assumptions
The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion. In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:
2.1	Copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.
2.2	The genuineness of all signatures and seals.
2.3	There is nothing under any law (other than the law of the Cayman Islands) which would or might affect the opinions hereinafter appearing.

3	Opinion
Based upon, and subject to, the foregoing assumptions, and having regard to such legal considerations as we deem relevant, we are of the opinion that:
3.1	The Company has been duly incorporated as an exempted company with limited liability for an unlimited duration and is validly existing and in good standing under the laws of the Cayman Islands.
3.2	Immediately upon the completion of the Company’s initial public offering of its ADSs representing its Class A Common Shares on the New York Stock Exchange, the authorised share capital of the Company will be US$100,000 divided into 686,505,790 Class A Common Shares of a nominal or par value of US$0.0001 each and 313,494,210 Class B Common Shares of a nominal on par value of US$0.0001 each.
3.3	The allotment and issuance of the New Shares has been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement, the New Shares will be legally issued, fully paid and non-assessable. All preferred shares in the Company will automatically convert into Class B Common Shares immediately prior to the closing of the Offering in accordance with the Pre-IPO M&A. Certain of the Class B Common Shares held by the Selling Shareholders will automatically convert into an equivalent number of Class A Common Shares (being the Sale Shares) upon closing of the Offering, in accordance with the IPO M&A, when the Sale Shares are transferred. The Sale

Shares, when allotted and issued pursuant to such automatic conversion, will be legally issued, fully paid and non-assessable.

3.4	The statements under the caption “Taxation” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and such statements constitute our opinion.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities”, “Taxation” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.
Yours faithfully
/s/ Maples and Calder
Maples and Calder